AQR Fund

                 SECRETARY'S CERTIFICATE


The undersigned hereby certifies that he is the Secretary of the AQR Funds (the "Fund"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 9th day of December, 2010 and that said resolutions are in full force and effect:

WHEREAS, the Board previously ratified a Fidelity Bond for the Trust for the term December 17, 2009 to December 17, 2010 written by Continental Insurance Company ("CNA") with a $2,100,000
Limit of Liability and subject to a $15,000 deductible ($0 deductible as respects Fidelity Insuring Agreement) for a total annual premium of $6,150 (the "Fidelity Bond"); and

WHEREAS, the Board desires to renew the Fidelity Bond for the period December 17, 2010 to December 17, 2011;

NOW, THEREFORE BE IT

RESOLVED, that the renewal of the Fidelity Bond for the Trust for the term December 17, 2010 to December 17, 2011 written by Continental Insurance Company with a $2,500,000 Limit of Liability and subject to a $15,000 deductible ($0 deductible as respects Fidelity Insuring Agreement) for a total annual premium of $6,150 be, and hereby is, ratified by the Board of Trustees (all Trustees voting) and by the Independent Trustees (voting separately); and it is further

RESOLVED, that the proper officers of the Trust be, and each hereby is, authorized and directed to execute such other documents and take such other action as may be deemed necessary or desirable to effect the Trust's purchase of a fidelity bond from Continental Insurance Company; and it is further

RESOLVED, that each proper officer of the Trust is hereby designated as having the authority to make the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it is further

RESOLVED, that the proper officers of the Trust are authorized and directed to take such action with respect to obtaining additional fidelity bond coverage as they deem it necessary or appropriate pursuant to Rule 17g-1 under the 1940 Act.

Dated this 24th day of January, 2011

						/s/Brendan R. Kalb
						------------------------
						Brendan R. Kalb
						Secretary